Exhibit 99.1
NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Chris Curran, Media Relations – (215) 470-2414

CIGNA REPORTS FIRST QUARTER 2009 RESULTS

o	Shareholders’ net income[1] was $0.76 per share[2] in the quarter, compared to $0.20 per share[2] for the same period last year.

o
First quarter 2009 shareholders’ net income[1] included losses of $0.18 per share[2], from results of the Guaranteed Minimum Death Benefits business also known as Variable Annuity Death Benefits (VADBe) and income of $0.08 per share[2] from results of the Guaranteed Minimum Income Benefits (GMIB) business[3]. These businesses have been in run-off since 2000.

o	Adjusted income from operations[4] in the quarter was $0.69 per share[2], which included losses of $0.18 per share[2] from VADBe.

o	The company currently estimates full year 2009 earnings per share[2], on an adjusted income from operations[4,9] basis, to be in the range of $3.70 to $3.90 per share[2].

o	The company currently estimates full year 2009 adjusted income from operations[4,9] for the Health Care segment to be in the range of $700 million to $760 million.

PHILADELPHIA, April 30, 2009 -- CIGNA Corporation (NYSE: CI) today reported shareholders’ net income1 of $208 million, or $0.76 per share2, for the first quarter of 2009 compared with shareholders’ net income1 of $58 million, or $0.20 per share2, for the same period last year. Shareholders’ net income1 for the first quarter 2009 included losses from VADBe of $49 million after-tax, or $0.18 per share2, income from the GMIB business3 of $23 million after-tax, or $0.08 per share2 and a special item5 benefit of $20 million after-tax, or $0.08 per share2, related to completion of an IRS examination.

CIGNA's adjusted income from operations4 for the first quarter of 2009 was $188 million, or $0.69 per share2, which included losses of $0.18 per share2 from the VADBe business, compared to adjusted income from operations4 of $265 million, or $0.93 per share2, for the same period last year.

"Our first quarter 2009 earnings from our ongoing businesses reflect sound execution of business fundamentals as well as the current challenging economic times," said H. Edward Hanway, Chairman and Chief Executive Officer of CIGNA Corporation. “We are committed to growing earnings in 2009, thereby creating value for shareholders, as we continue to pursue our mission to improve the health, well-being, and security of the people we serve.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations4 to shareholders’ net income1 (after-tax; dollars in millions, except per share amounts):

	Three months ended
	March 31,	March 31,	December 31,
	2009	2008	2008
Adjusted income from operations[4]	$188	$265	$132
Net realized investment gains (losses), net of taxes	(24)	9	(92)
GMIB results[3], net of taxes	23	(195)	(215)
Special items[5], net of taxes	20	(24)	(35)
Shareholders’ income (loss)[1] from continuing operations	$207	$55	$(210)
Shareholders’ income[1] from discontinued operations[6]	1	3	1
Shareholders’ net income (loss)[1]	$208	$58	$(209)
Adjusted income from operations[4], per share[2]	$0.69	$0.93	$0.48
Shareholders’ income (loss)[1] from continuing operations, per share[2]	$0.76	$0.19	$(0.77)
Shareholders’ net income (loss)[1] per share[2]	$0.76	$0.20	$(0.77)

•	Consolidated revenues were $4.8 billion for the first quarter of 2009 and $4.6 billion for the first quarter of 2008.

•	Health care medical claims payable[7] were approximately $787 million at March 31, 2009 and $713 million at December 31, 2008.

•	Cash and short term investments at the parent company were approximately $50 million at March 31, 2009 and $90 million at December 31, 2008.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[4], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	First Qtr.	First Qtr.	Fourth Qtr.
	2009	2008	2008

Adjusted Segment Earnings, After-Tax	$154	$138	$209
Premiums and Fees	$2,911	$2,704	$2,905
Segment Margin, After-Tax[8]	4.6%	4.4%	6.3%
Aggregate Medical Membership	11,369	10,374	11,679

•
First quarter 2009 adjusted segment earnings included the impact of our Great-West acquisition. First quarter earnings also reflect favorable margins on risk related products due to effective pricing actions coupled with strong medical management results, partially offset by lower risk and fee-based membership and lower net investment income.

•
Premiums and fees in the first quarter 2009 increased approximately 8% relative to first quarter 2008 primarily due to the Great-West acquisition and rate increases partially offset by a decline in guaranteed cost and experience-rated membership.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	First Qtr.	First Qtr.	Fourth Qtr.
	2009	2008	2008

Adjusted Segment Earnings, After-Tax	$58	$68	$64
Premiums and Fees	$672	$631	$666
Segment Margin, After-Tax[8]	7.7%	9.4%	8.5%

•
First quarter 2009 adjusted segment earnings reflect unfavorable disability and life claims experience, lower net investment income, and the unfavorable impact of $3 million after-tax related to a catastrophic claim. First quarter 2009 and first quarter 2008 results also included a net favorable impact related to reserve studies of $9 million and $3 million after-tax, respectively.

International

•	This segment includes CIGNA’s life, accident and supplemental health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	First Qtr.	First Qtr.	Fourth Qtr.
	2009	2008	2008

Adjusted Segment Earnings, After-Tax	$41	$52	$44
Premiums and Fees	$434	$472	$448
Segment Margin, After-Tax[8]	9.0%	10.5%	9.3%

•
First quarter 2009 results include a net unfavorable after-tax impact from currency movements of $9 million compared to the same period last year, primarily due to currency movements in South Korea, CIGNA's largest non-U.S. market. Adjusted segment earnings in the quarter reflect strong margins in the life, accident, and supplemental health insurance business.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	First Qtr.	First Qtr.	Fourth Qtr.
	2009	2008	2008
Run-off Reinsurance	$(49)	$6	$(179)
Other Operations	$18	$22	$23
Corporate	$(34)	$(21)	$(29)

•	Run-off Reinsurance results for the first quarter 2009 include reserve strengthening of $47 million after-tax related to the VADBe business, primarily due to a decline in the equity markets.

OUTLOOK

•
CIGNA currently estimates full year 2009 consolidated adjusted income from operations[4,9] to be in the range of $1.02 billion to $1.08 billion, or $3.70 to $3.90 per share[2].  This outlook includes an assumption that VADBe results will be approximately break-even for the remaining nine months of 2009. This assumption reflects management’s view that the long-term reserve assumptions are appropriate and that equity market conditions and volatility are expected to return to more normal levels for the balance of the year.

•	CIGNA currently estimates full year 2009 adjusted income from operations[4,9] for the Health Care segment to be in the range of $700 million to $760 million.

•	CIGNA’s earnings and earnings per share[2] outlooks exclude the impact of any future stock repurchase[10].

•	Full year 2009 medical membership is expected to decline by approximately 3% to 4%.

•	Management will provide additional information about the 2009 earnings outlook on CIGNA's first quarter 2009 earnings call.

The foregoing statements represent management’s current estimate of CIGNA's 2009 consolidated and Health Care segment adjusted income from operations4,9 as of the date of this release. Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors. Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Statistical Supplement inclusive of the Investment Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html).  A link to the conference call, on which management will review first quarter 2009 results and discuss full year 2009 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).

Notes:

1.
Effective January 1, 2009, CIGNA adopted Statement of Financial Accounting Standards (SFAS) No. 160, which requires income attributable to non-controlling interests to be included in income from continuing operations, income from discontinued operations, and net income, but then be subtracted out to determine shareholders’ income from continuing operations, shareholders’ income from discontinued operations, and shareholders’ net income.

2.
Earnings per share (EPS) are on a diluted basis. Effective January 1, 2009 CIGNA adopted the Financial Accounting Standards Board Staff Position (FSP) related to Emerging Issues Task Force 03-06-1. This FSP requires unvested restricted stock awards that contain rights to non-forfeitable dividends to be included in both basic and diluted earnings per share calculations. Prior period earnings per share data have been restated to reflect the adoption of this FSP.

3.
The application of SFAS No. 157, which impacts reinsurance contracts covering GMIB, does not represent management's expectation of the ultimate payout. Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the amount that will be required to ultimately settle the Company’s obligations and/or to the fair value assumptions, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and CIGNA's results of operations.

4.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as shareholders’ income (loss) from continuing operations before net realized investment results. Adjusted income (loss) from operations is defined as segment earnings excluding special items (which are identified and quantified in Note 5) and excludes results of CIGNA's GMIB business. Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), shareholders’ income from continuing operations, and shareholders’ net income.  See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), shareholders’ income from continuing operations, and consolidated shareholders’ net income.

5.
Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins are:

First Quarter 2009
o	After-tax benefit of $20 million related to completion of an IRS examination.

First Quarter 2008
o	After-tax charge of $24 million related to litigation matters.

Fourth Quarter 2008
o	After-tax charge of $35 million related to CIGNA's cost reduction initiative.

6.	The discontinued operations included in shareholders’ net income are:

First Quarter 2009, First Quarter 2008 and Fourth Quarter 2008
o	Primarily due to after-tax benefits of $1 million, $3 million and $1 million respectively related to past divestitures.

7.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $981 million as of March 31, 2009 and $924 million as of December 31, 2008.

8.
Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues. Segment earnings including special items for Health Care were 4.7% for the three months ended March 31, 2009, 3.7% for the three months ended March 31, 2008, and 5.4% for the three months ended December 31, 2008. Segment earnings including special items for Disability and Life were 8.3% for the three months ended March 31, 2009 and 8.2% for the three months ended December 31, 2008. Segment earnings including special items for International were 9.2% for the three months ended March 31, 2009 and 8.1% for the three months ended December 31, 2008.

9.
Information is not available for management (1) to reasonably estimate future net realized investment gains (losses) or (2) to reasonably estimate future GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations. Special items for the remainder of 2009 may include impacts associated with a cost reduction initiative, employee benefits changes, and debt-related expenses. Information is not available for management to identify, other than these items, or reasonably estimate additional 2009 special items.

10.
Repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Company and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s productivity initiatives, litigation and other legal matters, operational improvement in the health care operations, and the outlook for the Company’s full year 2009 results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

You should not place undue reliance on these forward-looking statements.  The Company cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s employee benefits businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing business operations, including those related to: (i) offering products that meet emerging market needs, (ii) strengthening underwriting and pricing effectiveness, (iii) strengthening medical cost and medical membership results, (iv) delivering quality member and provider service using effective technology solutions, (v) lowering administrative costs, and (vi) transitioning to an integrated operating company model, including operating efficiencies related to the transition;

4.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, government investigations and proceedings, and tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in the Company’s businesses, primarily the health care business;
6.
risks associated with the Company’s mail order pharmacy business which, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

7.	significant changes in interest rates for a sustained period of time;
8.	downgrades in the financial strength ratings of the Company’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.	inability of the program adopted by the Company to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);
11.	adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;
12.	adjustments to the assumptions (including annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for guaranteed minimum income benefits under certain variable annuities;
13.	significant stock market declines, which could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and pension expenses for the Company’s pension plan in future periods as well as the recognition of additional pension obligations;
14.	unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;
15.	significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;

16.	significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the businesses of our customers (including the amount and type of healthcare services provided to their workforce and our customers' ability to pay receivables) and our vendors (including their ability to provide services);
17.	changes in public policy and in the political environment, which could affect state and federal law, including legislative and regulatory proposals related to health care issues, which could increase cost and affect the market for the Company’s health care products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;
18.	potential public health epidemics and bio-terrorist activity, which could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;
19.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;
20.	challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services;
21.	the ability to successfully integrate and operate the businesses acquired from Great-West by, among other things, renewing insurance and administrative services contracts on competitive terms, retaining and growing membership, realizing revenue, expense and other synergies, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel; and
22.	the ability of the Company to execute its growth plans by successfully managing Great-West Healthcare’s outsourcing projects and leveraging the Company's capabilities and those of the business acquired from Great-West to further enhance the combined organization’s network access position, underwriting effectiveness, delivery of quality member and provider service, and increased penetration of its membership base with differentiated product offerings.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CIGNA CORPORATION		Exhibit 1
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)
(Dollars in millions, except per share amounts)
	Three Months Ended
	March 31,
	2009	2008

REVENUES

Premiums and fees	$ 4,051	$ 3,851
Net investment income	229	265
Mail order pharmacy revenues	312	296
Other revenues (1)	217	143
Net realized investment gains (losses)	(36)	14

Total	$ 4,773	$ 4,569

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$ 154	$ 138
Disability and Life	58	68
International	41	52
Run-off Reinsurance	(49)	6
Other Operations	18	22
Corporate	(34)	(21)

Total	$ 188	$ 265

SHAREHOLDERS' NET INCOME (LOSS)

Segment Earnings (Loss)
Health Care (3) (4)	$ 155	$ 114
Disability and Life (3)	63	68
International (3)	42	52
Run-off Reinsurance (5)	(26)	(189)
Other Operations (3)	19	22
Corporate (3)	(22)	(21)

Total	231	46
Net realized investment gains (losses), net of taxes	(24)	9

Shareholders' income (loss) from continuing operations	207	55
Shareholders' income from discontinued operations	1	3

Shareholders' net income (loss)	$ 208	$ 58

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$ 0.69	$ 0.93
Results of guaranteed minimum income benefits business, after-tax (5)	0.08	(0.69)
Net realized investment gains (losses), net of taxes	(0.09)	0.03
Special item(s), after-tax (3) (4)	0.08	(0.08)
Shareholders' income (loss) from continuing operations	0.76	0.19
Shareholders' income from discontinued operations	-	0.01

Shareholders' net income (loss)	$ 0.76	$ 0.20
Weighted average shares (in thousands)	272,868	284,156

SHAREHOLDERS' EQUITY at March 31:	$ 3,831	$ 4,814

SHAREHOLDERS' EQUITY PER SHARE at March 31:	$ 14.04	$ 17.14

(1) Includes a pre-tax gain of $117 million for the first quarter of 2009 and $42 million for the first quarter of 2008 from futures contracts entered into as part of a dynamic hedge program to manage equity risks in CIGNA’s run-off reinsurance operations. CIGNA recorded corresponding offsets in benefits and expenses to adjust liabilities for reinsured guaranteed minimum death benefit contracts.

(2)  Adjusted income (loss) from operations is segment earnings (loss) (shareholders’ income (loss) from continuing operations before net realized investment gains (losses)) excluding results of CIGNA’s guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss), shareholders' income from continuing operations and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The three months ended March 31, 2009 include a net tax benefit of $20 million resulting from the completion of the 2005 and 2006 IRS examinations.
-After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life;  after-tax benefit of $1 million in International; after-tax benefit of $1 million in Other Operations; and after-tax benefit of $12 million in Corporate.

(4) The three months ended March 31, 2008 include a pre-tax charge of $37 million ($24 million after-tax) in Health Care related to litigation matters.

(5) The three months ended March 31, 2008 include a pre-tax charge of $202 million ($131 million after-tax) on the adoption of SFAS No. 157 for guaranteed minimum income benefit contracts.

CIGNA Corporation
Supplemental Financial Information (unaudited)									Exhibit 2
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)
	Diluted Earnings Per Share (1)		Consolidated		Health Care		Disability & Life		International
Three Months Ended March 31,	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008

Adjusted income (loss) from operations (2)	$0.69	$0.93	$188	$265	$154	$138	$58	$68	$41	$52

Results of guaranteed minimum income benefits business, after-tax:
Charge on adoption of SFAS No. 157	-	(0.46)	-	(131)	-	-	-	-	-	-
Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157	0.08	(0.23)	23	(64)	-	-	-	-	-	-
Total	0.08	(0.69)	23	(195)	-	-	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (3)	0.08	-	20	-	1	-	5	-	1	-
Charge associated with litigation matters (4)	-	(0.08)	-	(24)	-	(24)	-	-	-	-

Segment earnings (loss) (2)	0.85	0.16	231	46	$155	$114	$63	$68	$42	$52
Net realized investment gains (losses), net of taxes	(0.09)	0.03	(24)	9
Shareholders' income from continuing operations (5)	0.76	0.19	207	55
Shareholders' income from discontinued operations	-	0.01	1	3
Shareholders' net income (5)	$0.76	$0.20	$208	$58

	Run-off Reinsurance		Other Operations		Corporate
Three Months Ended March 31,	2009	2008	2009	2008	2009	2008

Adjusted income (loss) from operations (2)	$(49)	$6	$18	$22	$(34)	$(21)

Results of guaranteed minimum income benefits business, after-tax:
Charge on adoption of SFAS No. 157	-	(131)	-	-	-	-
Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157	23	(64)	-	-	-	-
Total	23	(195)	-	-	-	-

Special item(s), after-tax:
Completion of IRS examination (3)	-	-	1	-	12	-
Charge associated with litigation matters (4)	-	-	-	-	-	-

Segment earnings (loss) (2)	$(26)	$(189)	$19	$22	$(22)	$(21)

	Diluted Earnings Per Share (1) *	Consolidated	Health Care	Disability & Life	International
Three Months Ended December 31, 2008

Adjusted income (loss) from operations (2)	$0.48	$132	$209	$64	$44

Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157	(0.79)	(215)	-	-	-

Special item(s), after-tax:
Charge for cost reduction program (6)	(0.12)	(35)	(27)	(2)	(6)

Segment earnings (loss) (2)	(0.43)	(118)	$182	$62	$38
Net realized investment gains (losses), net of taxes	(0.34)	(92)
Shareholders' loss from continuing operations (5)	(0.77)	(210)
Shareholders' income from discontinued operations	-	1
Shareholders' net loss (5)	$(0.77)	$(209)

	Run-off Reinsurance	Other Operations	Corporate
Three Months Ended December 31, 2008

Adjusted income (loss) from operations (2)	$(179)	$23	$(29)

Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157	(215)	-	-

Special item(s), after-tax:
Charge for cost reduction program (6)	-	-	-

Segment earnings (loss) (2)	$(394)	$23	$(29)

(1) All earnings per share figures reflect the adoption of FSP EITF 03-06-1, which requires non-vested restricted stock grants with non-forfeitable dividend rights to be included in weighted average shares outstanding.

(2) CIGNA measures the financial results of its segments using “segment earnings (loss),” which is defined as shareholders’ income (loss) from continuing operations before net realized investment gains (losses). Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of CIGNA's guaranteed minimum income benefit business.

(3) The three months ended March 31, 2009 include a net tax benefit of $20 million resulting from completion of the 2005 and 2006 IRS examination.

(4) The three months ended March 31, 2008 include a pre-tax charge of $37 million ($24 million after-tax) in Health Care related to litigation matters.

(5) Shareholders’ income (loss) from continuing operations and shareholders’ net income (loss) are presented in accordance with generally accepted accounting principles (GAAP). Effective January 1, 2009, CIGNA adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” which requires income attributable to noncontrolling interests to be included in net income, but then subtracted to determine “shareholders’ net income.”

(6) The three months ended December 31, 2008 include a pre-tax charge of $55 million ($35 million after-tax) related to the cost reduction program.

* Because of the shareholders' loss from continuing operations for the three months ended December 31, 2008 (including the special items above), the number of shares used to compute EPS does not reflect the dilution caused by common stock equivalents (i.e., stock options). Such common stock equivalents are excluded from the computation for the fourth quarter of 2008 but their effect did not result in a change to CIGNA’s reported loss per share.